Exhibit 99.1

FitLife Brands Announces Board Transition

OMAHA, NE – April 28, 2025 – FitLife Brands, Inc. (“FitLife” or the “Company”) (NASDAQ: FTLF), a provider of innovative and proprietary nutritional supplements and wellness products, announced today the resignation of Todd Ordal as a member of the Company’s Board of Directors. Mr. Ordal’s resignation, effective on April 25, 2025, was part of the Company’s ongoing commitment to refresh board composition on a regular basis in accordance with good corporate governance practices and was not the result of any disagreement with the Company’s management or the Board of Directors regarding any matter related to the Company or otherwise.

On April 25, 2025, the Board of Directors of the Company appointed Shannon Pappas as an independent director to fill the vacancy resulting from Mr. Ordal’s resignation. The Board also appointed Ms. Pappas to serve as a member of the Audit, Compensation, and Nominating/Corporate Governance Committees.

Ms. Pappas has over 25 years of experience in beauty, skincare, health, fitness, and consumer goods, with functional expertise in strategic growth, digital commerce, financial management, and market expansion for both public and private companies. Most recently, Ms. Pappas served as Consumer President & Head of Digital Commerce at Beauty Industry Group, a global hair extensions and beauty company. Prior to that, as President and General Manager of The Proactiv Company, a skincare brand, she managed commercial operations, finance, and market expansion. Ms. Pappas led the sale of The Proactiv Company and its integration into Taro Pharmaceuticals. Ms. Pappas also has management experience in the fitness industry, first at Beachbody LLC, and at the International Sports Sciences Association, where she achieved revenue growth through strategic digital marketing, lead optimization, and an expanded brand presence. Ms. Pappas also worked in strategy roles at The Wonderful Company and Boston Consulting Group, focusing on corporate growth and post-merger integration. Ms. Pappas holds an M.B.A. from Northwestern University’s Kellogg School of Management and a Bachelor of Science in Exercise and Sports Science from the University of Arizona, where she was a Division I athlete, varsity soccer captain, and varsity women’s basketball competitor.

Dayton Judd, FitLife’s Chairman and CEO, commented “On behalf of the Board of Directors, I thank Todd for his substantial contribution to FitLife. Over his ten years on the Board, Todd has been an incredible executive coach and has provided particularly helpful direction in the areas of strategy, marketing and organizational effectiveness. We will miss Todd’s expertise and insight and wish him well in his future endeavors.

“I am also pleased to welcome Shannon Pappas to FitLife’s Board of Directors. Shannon has a compelling track record with particular expertise in functional areas that are critical to the future success of the Company. We look forward to Shannon’s contributions as a member of the Board.”

Mr. Ordal commented “It has been a pleasure to serve with my fellow Board members over the past ten years. I’ve enjoyed watching Dayton and his team drive growth and revitalize the business. I am very confident in their continued success. Shannon will be a great addition to the board.”

Ms. Pappas commented “I’m honored to join FitLife’s Board of Directors at such a dynamic time for the company. With its strong foundation and growing portfolio of wellness brands, FitLife Brands is well-positioned to capitalize on evolving consumer trends. I look forward to collaborating with the Board and management team to help drive innovation, growth, and long-term value for shareholders.”

In accordance with good corporate governance practices, the Board of Directors intends to regularly evaluate Board composition and anticipates additional changes over the next couple of years.

About FitLife Brands

FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements and wellness products for health-conscious consumers. FitLife markets more than 250 different products primarily online, but also through domestic and international GNC® franchise locations as well as through various other retail locations. FitLife is headquartered in Omaha, Nebraska. For more information, please visit our website at www.fitlifebrands.com.